Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the acquisition of Questcor Pharmaceuticals Inc. ("Questcor") by Mallinckrodt plc, including, unless the context requires otherwise, its consolidated subsidiaries, ("Mallinckrodt" or "the Company") , which was completed on August 14, 2014, (ii) the acquisition of Cadence Pharmaceuticals, Inc. ("Cadence") by Mallinckrodt, which was completed on March 19, 2014, (iii) the separation of Mallinckrodt from Covidien plc ("Covidien") on June 28, 2013, (iv) the related financings to fund the foregoing transactions and (v) the related tax effects from the foregoing transactions.
On June 28, 2013, Mallinckrodt completed its legal separation from Covidien when Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the pharmaceuticals business of Covidien was transferred to Mallinckrodt ("the Separation"). In connection with the Separation, Mallinckrodt issued $300 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023. Mallinckrodt’s historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within Mallinckrodt’s fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013.
The fiscal year of Mallinckrodt ends on the last Friday in September and the fiscal years of Questcor and Cadence end on December 31. The following unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 was prepared based on the following historical periods: (i) the historical consolidated and combined statement of income of Mallinckrodt for the fiscal year ended September 27, 2013, (ii) the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013 and (iii) the historical consolidated statement of income of Questcor for the twelve months ended September 30, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2012 from the consolidated statement of income for the fiscal year ended December 31, 2012, and adding the consolidated condensed statement of income for the nine months ended September 30, 2013. The following unaudited pro forma condensed combined statement of income for the nine months ended June 27, 2014 was prepared based on the following historical periods: (i) the historical condensed consolidated statement of income of Mallinckrodt for the nine months ended June 27, 2014, (ii) the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, (iii) the unaudited financial information of Cadence for the period January 1, 2014 to March 18, 2014, (iv) the historical consolidated condensed statement of income of Questcor for the three months ended December 31, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2013 from the consolidated statement of income for the fiscal year ended December 31, 2013 and (v) the historical consolidated condensed statement of income of Questcor for the six months ended June 30, 2014. The following unaudited pro forma condensed combined balance sheet was prepared based on the following historical dates: (i) the historical condensed consolidated balance sheet of Mallinckrodt as of June 27, 2014, which includes balances related to Cadence following the completion of the Cadence acquisition on March 19, 2014, and (ii) the historical consolidated balance sheet of Questcor as of June 30, 2014. For further information on historical Cadence and Questcor financial information, refer to Note 4 and Note 5, respectively, of the accompanying notes to the unaudited pro forma condensed combined financial statements.
The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the unaudited pro forma combined financial information (including the assumptions within the accompanying unaudited pro forma combined financial information).
The following unaudited pro forma condensed combined financial information has been prepared to reflect the Cadence and Questcor acquisitions and the related financings, as well as the separation from Covidien, related financing and related tax impact of changes in Mallinckrodt’s internal capital structure, and is provided for informational purposes only. The unaudited pro forma condensed combined statements of income assume that the aforementioned transactions occurred on September 29, 2012. The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results that would have been achieved had the Separation or the Cadence and Questcor acquisitions occurred on September 29, 2012, nor is it intended to project the future financial results of Mallinckrodt after the acquisitions. The unaudited pro forma condensed combined balance sheet assumes that the Questcor acquisition was completed on June 27, 2014. The unaudited pro forma condensed combined balance sheet does not necessarily reflect what Mallinckrodt’s financial position would have been had the Questcor acquisition been completed on June 27, 2014, or for any future or historical period. The unaudited pro forma condensed combined financial information has been prepared using certain assumptions, as described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities, benefits from any synergies that may be derived from the Questcor and Cadence acquisitions or revenue growth that may be anticipated. These unaudited pro forma condensed combined financial statements and related notes should be read in conjunction with the historical financial statements of Mallinckrodt, Questcor and Cadence included in their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Fiscal Year Ended September 27, 2013
(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Mallinckrodt Separation Pro Forma Adjustments		Cadence Acquisition Pro Forma Adjustments		Mallinckrodt Subtotal After Cadence Acquisition	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$2,204.5	$94.4	$—		$—		$2,298.9	$716.6	$—		$3,015.5
Cost of sales	1,179.6	42.7	—		159.2	d, e, f	1,381.5	63.3	300.1	k	1,744.9
Gross profit	1,024.9	51.7	—		(159.2)		917.4	653.3	(300.1)		1,270.6

Selling, general and administrative expenses	609.9	90.8	—		2.1	f, g	702.8	203.3	—		906.1
Research and development expenses	165.7	5.8	—		—		171.5	52.2	—		223.7
Separation costs	74.2	—	(68.9)	a	—		5.3	—	—		5.3
Restructuring charges, net	33.2	—	—		—		33.2	—	—		33.2
Gain on divestiture	(2.9)	—	—		—		(2.9)	—	—		(2.9)
Operating income (loss)	144.8	(44.9)	68.9		(161.3)		7.5	397.8	(300.1)		105.2

Interest expense	(19.5)	(4.4)	(21.2)	b	(46.6)	i	(91.7)	—	(83.3)	m	(175.0)
Interest income	0.3	0.1	—		—		0.4	—	—		0.4
Other income (expense), net	0.8	7.6	—		—		8.4	(2.1)	—		6.3
Income (loss) from continuing operations before income taxes	126.4	(41.6)	47.7		(207.9)		(75.4)	395.7	(383.4)		(63.1)

Provision for income taxes	68.6	—	(31.3)	c	(114.7)	j	(77.4)	131.1	(188.9)	n	(135.2)
Income (loss) from continuing operations	$57.8	$(41.6)	$79.0		$(93.2)		$2.0	$264.6	$(194.5)		$72.1

Earnings per share from continuing operations:
Basic	$1.00						$0.03				$0.64
Diluted	$1.00						$0.03				$0.63

Weighted-average shares outstanding:
Basic	57.7						57.7		55.5	o	113.2
Diluted	57.8						57.8		57.1	o	114.9

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Nine Months Ended June 27, 2014
(in millions, except per share data)

	Historical Mallinckrodt	Historical Cadence	Cadence Acquisition Pro Forma Adjustments		Mallinckrodt Subtotal After Cadence Acquisition	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Net sales	$1,751.1	$65.7	$—		$1,816.8	$748.8	$—		$2,565.6
Cost of sales	948.6	22.0	63.8	d, e, f	1,034.4	65.5	225.1	k	1,325.0
Gross profit	802.5	43.7	(63.8)		782.4	683.3	(225.1)		1,240.6

Selling, general and administrative expenses	561.6	73.1	(45.3)	f,g, h	589.4	224.0	(25.0)	l	788.4
Research and development expenses	123.1	3.3	—		126.4	61.5	—		187.9
Separation costs	6.6	—	—		6.6	—	—		6.6
Restructuring charges, net	53.5	—	—		53.5	—	—		53.5
Gains on divestiture and license	(14.7)	—	—		(14.7)	—	—		(14.7)
Operating income (loss)	72.4	(32.7)	(18.5)		21.2	397.8	(200.1)		218.9

Interest expense	(44.9)	(2.3)	(21.6)	i	(68.8)	—	(62.3)	m	(131.1)
Interest income	1.1	—	—		1.1	—	—		1.1
Other (expense) income, net	(0.9)	—	—		(0.9)	1.4	—		0.5
Income (loss) from continuing operations before income taxes	27.7	(35.0)	(40.1)		(47.4)	399.2	(262.4)		89.4

Provision for income taxes	(6.1)	—	(28.8)	j	(34.9)	138.6	(141.2)	n	(37.5)
Income (loss) from continuing operations	$33.8	$(35.0)	$(11.3)		$(12.5)	$260.6	$(121.2)		$126.9

Basic earnings (loss) per share from continuing operations:
Basic	$0.58				$(0.21)				$1.09
Diluted	$0.57				$(0.21)				$1.08

Weighted-average shares outstanding:
Basic	58.2				58.2		58.6	o	116.8
Diluted	59.0				59.0		58.6	o	117.6

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 27, 2014
(in millions)

	Historical Mallinckrodt	Historical Questcor	Questcor Acquisition Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$327.9	$331.7	$(302.2)	a	$357.4
Accounts receivable, net	437.8	107.0	—		544.8
Inventories	398.3	16.4	50.8	b	465.5
Deferred income taxes	357.7	11.5	(17.6)	d	351.6
Prepaid expenses and other current assets	128.6	128.8	—		257.4
Total current assets	1,650.3	595.4	(269.0)		1,976.7
Property, plant and equipment, net	1,000.0	36.4	10.1	c	1,046.5
Goodwill	854.2	20.5	1,896.4	e	2,771.1
Intangible assets, net	1,663.4	215.1	5,386.0	f	7,264.5
Other assets	255.5	40.5	52.1	d, g	348.1
Total Assets	$5,423.4	$907.9	$7,075.6		$13,406.9

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$14.4	$1.7	$157.0	g	$173.1
Accounts payable	125.3	37.3	—		162.6
Accrued and other current liabilities	498.9	148.7	1.2	h	648.8
Total current liabilities	638.6	187.7	158.2		984.5
Long-term debt	2,201.3	13.2	1,589.5	g	3,804.0
Pension and other postretirement benefits	97.7	—	—		97.7
Environmental liabilities	60.9	—	—		60.9
Deferred income taxes	772.6	10.6	1,915.6	d	2,698.8
Other liabilities	323.9	128.3	40.1	h	492.3
Total Liabilities	4,095.0	339.8	3,703.4		8,138.2
Shareholders' Equity:
Preferred shares	—	—	—		—
Ordinary shares	11.7	64.9	(53.5)	i, j	23.1
Ordinary shares held in treasury at cost	(1.9)	—	—		(1.9)
Additional paid-in capital	1,141.5	—	4,003.9	i	5,145.4
Retained earnings (accumulated deficit)	66.6	506.2	(581.2)	j, k	(8.4)
Accumulated other comprehensive income	110.5	(3.0)	3.0	j	110.5
Total Shareholders' Equity	1,328.4	568.1	3,372.2		5,268.7
Total Liabilities and Shareholders' Equity	$5,423.4	$907.9	$7,075.6		$13,406.9

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in millions, except per share data and where indicated)

1.	Description of Transaction
Questcor Acquisition. On August 14, 2014, Mallinckrodt acquired all of the outstanding common stock of Questcor ("the Merger"), a high-growth biopharmaceutical company, for $30.00 in cash and 0.897 of an ordinary share of Mallinckrodt for each share of Questcor common stock owned as of immediately prior to the effective time of the Merger. In connection with the Merger, Mallinckrodt entered into debt financing commitments that, together with cash on hand, provided the funds necessary to consummate the Merger. The financing included a senior secured term loan facility, senior unsecured notes and an accounts receivable securitization. The Questcor acquisition is expected to provide a platform for future revenue and earnings growth within Mallinckrodt’s Specialty Pharmaceuticals segment.
Cadence Acquisition. On March 19, 2014, Mallinckrodt acquired all of the outstanding common stock of Cadence, a biopharmaceutical company focused on commercializing products principally for use in the hospital setting, for $14.00 per share in cash, or a total of approximately $1.3 billion. The Cadence acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility. Cadence’s sole product, OFIRMEV, is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The Cadence acquisition adds a growth product to Mallinckrodt’s Specialty Pharmaceuticals product portfolio and provides Mallinckrodt an opportunity to expand its reach into the adjacent hospital market, in which Cadence has established a strong presence.
Separation from Covidien. On June 28, 2013, Mallinckrodt completed its legal separation from Covidien when Covidien shareholders of record received one Mallinckrodt ordinary share for every eight Covidien ordinary shares held as of the record date for the distribution, June 19, 2013, and the pharmaceuticals business of Covidien was transferred to Mallinckrodt. In connection with the Separation, MIFSA issued $300 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600 million aggregate principal amount of 4.75% senior unsecured notes due April 2023.

2.	Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based on the historical financial information of Mallinckrodt, Questcor and Cadence as previously provided in or derived from the respective company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The unaudited pro forma condensed combined statements of income for the fiscal year ended September 27, 2013 and the nine months ended June 27, 2014 assume that the Cadence and Questcor acquisitions, the Separation and the related financings occurred on September 29, 2012. The unaudited pro forma condensed combined balance sheet as of June 27, 2014 assumes that the Questcor acquisition occurred on June 27, 2014.
The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of income are based on items that are (i) directly attributable to the Questcor and Cadence acquisitions and the related financings, as well as the Separation, the related financing and the related tax impact of changes in Mallinckrodt’s internal capital structure, (ii) factually supportable and (iii) expected to have a continuing impact on the results of operations of Mallinckrodt. The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Questcor acquisition and related financing and are factually supportable. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described further in Note 6 and Note 7, that management believes are reasonable. Actual results may differ from the information presented by the unaudited pro forma condensed combined financial statements (including the assumptions contained within the unaudited pro forma condensed combined financial statements).
The acquisitions have been accounted for using the acquisition method of accounting, with Mallinckrodt identified as the acquirer. Under the acquisition method of accounting, Mallinckrodt records all assets acquired and liabilities assumed at their respective acquisition-date fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill. At this time, the valuation analysis and calculations necessary to arrive at the final estimates of the fair market value of Questcor assets acquired and liabilities assumed have not yet been finalized. As such, the assets and liabilities presented within the unaudited pro forma condensed combined financial information should be treated as preliminary values, and actual results may differ materially from the information presented. Additionally, this unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the Questcor and Cadence acquisitions or revenue growth that may be anticipated, all of which may have a material impact on Mallinckrodt’s results of operations following the acquisitions.

3.	Purchase Price Allocation
The preliminary estimate of the Questcor purchase price was determined as follows:

Number of shares issued	55.494
Closing share price	$70.88
Fair value of equity consideration	$3,933.4
Fair value of outstanding equity awards earned through August 14, 2014	82.0
Cash consideration	1,935.7
Total consideration	$5,951.1

The following preliminary allocation of the Questcor purchase price is based on Mallinckrodt’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Questcor, and was prepared using the historical book value of Questcor assets and liabilities as of June 30, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the date that the Questcor acquisition is completed. The final determination of the purchase price allocation may be materially different than the preliminary estimates used in this unaudited pro forma condensed combined financial information.

Total consideration	$5,951.1

Allocated to:
Cash and cash equivalents	$331.7
Inventory	67.2
Intangible assets	5,601.1
Goodwill	1,916.9
Other assets	307.3
Deferred tax liabilities, net	(1,902.7)
Other liabilities	(370.4)
Net assets acquired	$5,951.1

4.	Historical Cadence
Financial information presented in the “Historical Cadence” column of the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 represents the historical statement of operations of Cadence for the twelve months ended September 30, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2012 from the statement of operations for the fiscal year ended December 31, 2012, and adding the condensed statement of operations for the nine months ended September 30, 2013 as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Three Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
Revenues:
Product revenue, net	$50.1	$33.0	$17.1	$77.2	$94.3
License revenue	0.1	—	0.1	—	0.1
Total net revenues	50.2	33.0	17.2	77.2	94.4
Costs and expenses:
Cost of product sales	23.4	16.0	7.4	26.3	33.7
Amortization of patent license	1.3	1.0	0.3	1.0	1.3
Research and development	6.5	5.4	1.1	4.7	5.8
Selling, general and administrative	86.8	66.8	20.0	70.3	90.3
Impairment of long-lived assets	7.7	—	7.7	—	7.7
Other	1.1	—	1.1	(0.6)	0.5
Total costs and expenses	126.8	89.2	37.6	101.7	139.3
Loss from operations	(76.6)	(56.2)	(20.4)	(24.5)	(44.9)
Other income (expense):
Interest income	0.1	0.1	—	0.1	0.1
Interest expense	(4.4)	(3.3)	(1.1)	(3.3)	(4.4)
Other income	—	—	—	7.6	7.6
Total other income (expense), net	(4.3)	(3.2)	(1.1)	4.4	3.3
Loss before income tax	(80.9)	(59.4)	(21.5)	(20.1)	(41.6)
Net loss	$(80.9)	$(59.4)	$(21.5)	$(20.1)	$(41.6)

The financial information presented in the “Historical Cadence” column of the unaudited pro forma condensed combined statement of income for the nine months ended June 27, 2014 represents the historical condensed statement of operations of Cadence for the three months ended December 31, 2013, which was derived by subtracting the condensed statement of operations for the nine months ended September 30, 2013 from the statement of operations for the fiscal year ended December 31, 2013, and adding the unaudited financial information for the period January 1, 2014 to March 18, 2014, as follows:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2013	Three Months Ended December 31, 2013	January 1, 2014 to March 18, 2014	October 1, 2013 to March 18, 2014
Revenues:
Product revenue, net	$110.5	$77.2	$33.3	$30.4	$63.7
License revenue	2.0	—	2.0	—	2.0
Total net revenues	112.5	77.2	35.3	30.4	65.7
Costs and expenses:
Cost of product sales	37.9	26.3	11.6	9.8	21.4
Amortization of patent license	1.3	1.0	0.3	0.3	0.6
Research and development	6.7	4.7	2.0	1.3	3.3
Selling, general and administrative	94.5	70.3	24.2	48.7	72.9
Impairment of long-lived assets	—	—	—	—	—
Other	(0.4)	(0.6)	0.2	—	0.2
Total costs and expenses	140.0	101.7	38.3	60.1	98.4
Loss from operations	(27.5)	(24.5)	(3.0)	(29.7)	(32.7)
Other income (expense):
Interest income	0.1	0.1	—	—	—
Interest expense	(4.4)	(3.3)	(1.1)	(1.2)	(2.3)
Other income	7.6	7.6	—	—	—
Total other income (expense), net	3.3	4.4	(1.1)	(1.2)	(2.3)
Loss before income tax	(24.2)	(20.1)	(4.1)	(30.9)	(35.0)
Net loss	$(24.2)	$(20.1)	$(4.1)	$(30.9)	$(35.0)

To conform with Mallinckrodt’s presentation, amortization of patent license and impairment of long-lived assets have been included in cost of sales and other expense has been included within selling, general and administrative expense in the unaudited pro forma condensed combined statements of income.
The results of Cadence from and after the acquisition date of March 19, 2014 are included within the “Historical Mallinckrodt” column of the unaudited pro forma condensed combined statement of income for the nine months ended June 27, 2014. As Cadence was included within the historical financial position of Mallinckrodt as of June 27, 2014, the unaudited pro forma condensed combined balance sheet as of June 27, 2014 does not include separate Cadence financial information.

5.	Historical Questcor
Financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed combined statement of income for the fiscal year ended September 27, 2013 represents the historical consolidated statement of income of Questcor for the twelve months ended September 30, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2012 from the consolidated statement of income for the fiscal year ended December 31, 2012, and adding the consolidated condensed statement of income for the nine months ended September 30, 2013 as follows:

	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Three Months Ended December 31, 2012	Nine Months Ended September 30, 2013	Twelve Months Ended September 30, 2013
Revenue
Pharmaceutical net sales	$509.4	$348.8	$160.6	$531.1	$691.7
Contract manufacturing net sales	—	—	—	24.9	24.9
Total net sales	509.4	348.8	160.6	556.0	716.6
Cost of sales (exclusive of amortization of purchased technology)	28.6	19.4	9.2	53.4	62.6
Gross profit	480.8	329.4	151.4	502.6	654.0
Operating expenses:
Selling and marketing	114.2	81.1	33.1	114.1	147.2
General and administrative	33.6	22.4	11.2	41.1	52.3
Research and development	34.2	22.1	12.1	40.1	52.2
Depreciation and amortization	1.2	1.0	0.2	3.1	3.3
Change in fair value of contingent consideration	—	—	—	0.5	0.5
Impairment of goodwill and intangibles	1.0	1.0	—	0.7	0.7
Total operating expenses	184.2	127.6	56.6	199.6	256.2
Income from operations	296.6	201.8	94.8	303.0	397.8
Interest and other income, net	0.7	0.5	0.2	(1.8)	(1.6)
Foreign currency transaction loss	—	—	—	(0.5)	(0.5)
Income before income taxes	297.3	202.3	95.0	300.7	395.7
Income tax expense	99.6	66.6	33.0	98.1	131.1
Net income	$197.7	$135.7	$62.0	$202.6	$264.6

The financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed combined statement of income for the nine months ended June 27, 2014 represents the historical consolidated condensed statement of income of Questcor for the three months ended December 31, 2013, which was derived by subtracting the consolidated condensed statement of income for the nine months ended September 30, 2013 from the consolidated statement of income for the fiscal year ended December 31, 2013, and adding the consolidated condensed statement of income for the six months ended June 30, 2014, as follows:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2013	Three Months Ended December 31, 2013	Six Months Ended June 30, 2014	Nine Months Ended June 30, 2014
Revenue
Pharmaceutical net sales	$761.3	$531.1	$230.2	$471.2	$701.4
Contract manufacturing net sales	37.6	24.9	12.7	34.7	47.4
Total net sales	798.9	556.0	242.9	505.9	748.8
Cost of sales (exclusive of amortization of purchased technology)	74.3	53.4	20.9	44.6	65.5
Gross profit	724.6	502.6	222.0	461.3	683.3
Operating expenses:
Selling and marketing	153.0	114.1	38.9	103.9	142.8
General and administrative	56.4	41.1	15.3	49.5	64.8
Research and development	59.7	40.1	19.6	41.9	61.5
Depreciation and amortization	4.1	3.1	1.0	2.0	3.0
Change in fair value of contingent consideration	11.5	0.5	11.0	2.4	13.4
Impairment of goodwill and intangibles	0.7	0.7	—	—	—
Total operating expenses	285.4	199.6	85.8	199.7	285.5
Income from operations	439.2	303.0	136.2	261.6	397.8
Interest and other income, net	0.7	(1.8)	2.5	(1.0)	1.5
Foreign currency transaction loss	(0.5)	(0.5)	—	(0.1)	(0.1)
Income before income taxes	439.4	300.7	138.7	260.5	399.2
Income tax expense	146.9	98.1	48.8	89.8	138.6
Net income	$292.5	$202.6	$89.9	$170.7	$260.6

To conform with Mallinckrodt’s presentation, impairment of goodwill and intangibles has been included in cost of sales and selling and marketing, general and administrative, depreciation and amortization and change in fair value of contingent consideration have been included within selling, general and administrative expense in the unaudited pro forma condensed combined statements of income.
The financial information presented in the “Historical Questcor” column of the unaudited pro forma condensed balance sheet as of June 27, 2014, which represents the historical balance sheet of Questcor as of June 30, 2014.

6.	Pro Forma Statements of Income Adjustments
Mallinckrodt Separation Pro Forma Adjustments
The Company completed its legal separation from Covidien on June 28, 2013 when the Pharmaceuticals business of Covidien was transferred to Mallinckrodt. The Company's historical financial statements for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within the Company's fiscal 2013 results, may not be indicative of its future performance and do not necessarily reflect the results of operations that would have been had it operated as an independent, publicly-traded company for the entirety of fiscal 2013. The following pro forma adjustments have been made to the historical Mallinckrodt financial statements for the fiscal year ended September 27, 2013, and are based on items that are directly attributable to the Separation, related financing and related tax impact of changes in internal capital structure, are factually supportable and are expected to have a continuing impact on the results of operations of the Company. As the Company operated independently from Covidien for the entirety of the three months ended December 27, 2013, there are no adjustments to the historical financial statements for that period.

a.
Reflects the removal of costs directly related to the Separation that were incurred during the historical period. These costs were primarily for legal, tax, accounting and other professional fees. Separation costs remaining in the pro forma unaudited condensed combined statements of income primarily represent share-based compensation related to the conversion of Covidien equity awards to Mallinckrodt equity awards and costs under the Company's transition services agreement with Covidien.

b.
In April 2013, in connection with the Separation, MIFSA, a wholly-owned subsidiary of the Company, issued $300.0 million aggregate principal amount of 3.50% senior unsecured notes due April 2018 and $600.0 million aggregate principal amount of 4.75% senior unsecured notes due April 2023 (collectively, "the Notes"). In advance of the issuance of the Notes, the Company entered into three forward interest rate lock contracts to hedge against the variability in market interest rates, which collectively resulted in losses of $7.6 million at settlement. The Company incurred $9.9 million in deferred financing costs associated with the Notes. In addition, the Notes had an original issue discount of $1.9 million associated with them. The following pro forma adjustments were made in the unaudited pro forma condensed combined statement of income to reflect the impact of these transactions on interest expense:

Year Ended September 27, 2013
Interest expense on the Notes	$39.0
Removal of MIFSA's historical interest expense	(19.7)
Amortization of debt issuance costs	1.1
Amortization of loss on settlement of interest rate lock contracts	0.6
Amortization of original issue discount	0.2
$21.2

c.
Reflects the removal of the tax benefit associated with Separation costs which, due to the tax free nature of the Separation, was only $2.9 million. Also represents a $34.2 million decrease in income tax expense for the fiscal year ended September 27, 2013 due to changes in the internal capital structure resulting from the reorganization of the Company's legal entities to facilitate the Separation.

Cadence Acquisition Pro Forma Adjustments

d.
The fair value of the identifiable intangible asset, which relates to Cadence's sole product, OFIRMEV, is $1.3 billion. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statements of income, the OFIRMEV intangible asset has a useful life of eight years and is amortized on a straight-line basis. For the fiscal year ended September 27, 2013, historical Cadence patent amortization of $1.3 million was removed from cost of sales and $162.4 million of amortization was recorded for the OFIRMEV intangible asset. For the six months ended March 28, 2014, historical Cadence patent amortization of $0.6 million was removed from cost of sales and $81.2 million of amortization was recorded for the OFIRMEV intangible asset. Additionally, the post-acquisition amortization expense recorded by the Company in March 2014 of $4.8 million was removed from cost of sales. Amounts subsequent to March 28, 2014 are included within the historical Mallinckrodt financial statements and therefore excluded from the pro forma adjustments.

e.
The fair value of Cadence's inventory as of the acquisition date was $21.0 million. This step-up in inventory increased cost of sales during the nine months ended June 27, 2014 by $10.6 million as the acquired inventory was sold. As there is no continuing impact, this $10.6 million increase has been removed from cost of sales in the unaudited pro forma condensed combined statements of income for the nine months ended June 27, 2014.

f.
Shipping and handling costs of $1.9 million for the fiscal year ended September 27, 2013 and $1.3 million for the six months ended March 28, 2014 have been reclassified in the unaudited pro forma condensed combined statements of income from cost of sales to selling, general and administrative expenses to conform with the Company's accounting policies. Amounts subsequent to March 28, 2014 are properly classified within the historical Mallinckrodt financial statements and therefore excluded from the pro forma adjustments.

g.
In connection with the closing of the acquisition, the Company terminated Cadence's existing directors and officers ("D&O") insurance policy and purchased a D&O insurance tail program providing six years of coverage for a net payment of $1.1 million, which will be amortized over the six-year coverage period. The pro forma adjustments for the fiscal year ended September 27, 2013 and the nine months ended June 27, 2014 include $0.2 million and $0.1 million, respectively, in amortization.

h.	Reflects the removal of $17.6 million and $29.1 million in non-recurring acquisition-related costs expensed by the Company and Cadence, respectively, during the nine months ended June 27, 2014.

i.
In connection with the acquisition, the Company entered into senior secured credit facilities consisting of a $1.3 billion term loan facility, with quarterly principal payments of $3.3 million and the remainder due 2021, and a $250.0 million revolving credit facility due 2019, which was not utilized in the acquisition (collectively, "the Facilities"). The Company incurred $32.4 million in deferred financing costs associated with the Facilities. In addition, the term loan facility had an original issue discount of $3.3 million associated with it. The Company also repaid Cadence's existing debt in connection with the acquisition. The following pro forma adjustments were made in the unaudited pro forma condensed combined statements of income to reflect the impact of these transactions on interest expense:

	Year Ended September 27, 2013	Nine Months Ended June 27, 2014
Interest expense on the Facilities (1)	$45.3	$22.5
Removal of Cadence historical interest expense	(4.4)	(2.3)
Removal of historical interest expense booked on facilities for March 2014	—	(1.3)
Amortization of deferred financing costs	5.2	2.5
Amortization of original issue discount	0.5	0.2
	$46.6	$21.6

(1)
Interest expense on the variable rate term loan facility has been calculated using the interest rate in effect as of March 28, 2014, or 3.50%. If the interest rate in effect were to have increased 1/8 of a percent during the periods presented, the interest expense on the Facilities would have been $46.9 million for the fiscal year ended September 27, 2013 and $23.3 million for the six months ended March 28, 2014.

j.
Reflects a reduction to tax expense of $61.9 million and $13.4 million for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014, respectively, associated with the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also includes a reduction to tax expense of $37.8 million and $7.0 million for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014, respectively, due to the increase in interest expense as well as changes in the internal capital structure resulting from the acquisition. Finally, represents a reduction to tax expense of $15.0 million and $8.4 million for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014, respectively, associated with the recognition of the tax benefit from the removal of the valuation allowance on current year's net operating losses that become realizable as a result of the acquisition.

Questcor Acquisition Pro Forma Adjustments

k.
The preliminary estimate of the fair value of the identifiable intangible assets relates to Questcor's product, Acthar®, is $5,343.3 million and BioVectra related intangible assets of $39.5 million. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statements of income, the Acthar intangible asset was assumed to have a useful life of approximately 18 years and was amortized on a straight-line basis. The BioVectra intangible assets were assumed to have a useful life of approximately 12 years. For the fiscal year ended September 27, 2013 and the nine months ended June 27, 2014, $300.1 million and $225.1 million, respectively, of amortization was recorded for the intangible assets. The intangible assets presented within the unaudited pro forma condensed combined financial information should be treated as preliminary values, and actual results may differ materially from the information presented.

l.	Reflects the removal of $17.5 million and $7.5 million in non-recurring acquisition-related costs expensed by the Company and Questcor, respectively, during the nine months ended June 27, 2014.

m.
In connection with the acquisition, the Company entered into $900.0 million eight-year 5.75% senior notes, a $700.0 million seven-year variable rate term loan facility and a $150.0 million three-year variable rate accounts receivable securitization facility. The term loan facility has quarterly principal payments of 0.25% and original issue discount of $3.5 million. The Company incurred approximately $38.0 million in deferred financing costs associated with the financing transactions. The following pro forma adjustments were made in the unaudited pro forma condensed combined statements of income to reflect the impact of these transactions on interest expense:

	Year Ended September 27, 2013	Nine Months Ended June 27, 2014
Senior notes interest	$51.8	$38.9
Term loan interest (1)	24.4	18.1
Accounts receivable securitization facility interest (1)	1.6	1.2
Amortization of deferred financing costs	5.1	3.8
Amortization of original issue discount	0.4	0.3
	$83.3	$62.3

(1)
Interest expense on the variable rate term loan facility has been calculated using an estimated interest rate of 3.50%, and interest expense on the variable rate accounts receivable securitization facility has been calculated using an estimated interest rate of 1.00%. If the interest rate for each facility were to have increased 1/8 of a percent during the periods presented, the combined interest expense would have been $27.1 million for the fiscal year ended September 27, 2013 and $20.3 million for the nine months ended June 27, 2014.

n.
Reflects a reduction to tax expense of $105.6 million and $79.3 million for the fiscal year ended September 27, 2013 and the six months ended March 28, 2014, respectively, associated with the tax effects of the pro forma adjustments at the applicable statutory income tax rates. Also includes a reduction to tax expense of $83.3 million and $61.9 million for the fiscal year ended September 27, 2013 and the nine months ended June 27, 2014, respectively, due to the increase in interest expense, as well as changes in the internal capital structure resulting from the acquisition.

o.
Questcor shareholders received 0.897 shares of the Company for each share of Questcor common stock owned. The Company issued approximately 55.494 million shares to satisfy the terms of the Questcor Merger Agreement. In addition, the Company issued approximately 3.121 million of potential Mallinckrodt shares through the conversion of Questcor options and restricted share awards to Mallinckrodt awards, the majority of which have a 13 month remaining vesting period.

7.	Pro Forma Balance Sheet Adjustments
As the Company operated independently from Covidien as of June 27, 2014, no Separation-related pro forma adjustments were made to the historical balance sheet of the Company. Also, as Cadence was included within the Company's financial position as of June 27, 2014, no Cadence acquisition-related pro forma adjustments were made to the historical balance sheet of the Company.

Questcor Acquisition Pro Forma Adjustments

a.
The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the anticipated impact of the acquisition and related financing transactions on cash and cash equivalents:

Proceeds from senior notes	$900.0
Proceeds from term loan	696.5
Proceeds from accounts receivable securitization facility	150.0
Payment for Questcor outstanding shares and equity instruments	(1,935.7)
Transaction fees and costs	(75.0)
Deferred financing costs	(38.0)
$(302.2)

b.
Reflects the estimated fair value adjustment to step-up Questcor's inventory to the preliminary fair value of $67.2 million. This step-up in inventory will increase cost of sales as the acquired inventory is sold, which the Company estimates will be within three to six months from the date of acquisition, based on June 30, 2014 inventory levels. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statements of income.

c.	Reflects the estimated fair value adjustment to step-up Questcor's fixed assets, which are primarily related to the BioVectra business.

d.
Represents a decrease in current deferred tax assets of $17.6 million, an increase to non-current deferred tax assets of $14.1 million and a non-current deferred tax liability of $1,915.6 million, primarily resulting from estimated fair value adjustments for the inventory and identifiable intangible assets. The preliminary estimate of deferred taxes from fair value adjustments was determined based on the excess of book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 35.5% statutory tax rate.

e.
Based on the Company's preliminary estimate, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill of approximately $1,916.9 million, which represents the assembled workforce, anticipated synergies and the tax-free nature of the transaction. The goodwill is not deductible for U.S. income tax purposes.

f.
Reflects the preliminary fair value of the Acthar indentifiable intangible asset acquired of $5,343.3 million. The intangible asset represents the rights to the technology and patents of Questcor's product, Acthar, and is expected to be amortized on a straight-line basis over a useful life of approximately 18 years. The fair value of the intangible asset was determined using the income approach, which is a valuation technique that provides an estimate of the fair value of the asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The cash flows were discounted at a 14.5% rate. In addition, the adjustment reflects the preliminary fair value of Synacthen IPR&D and BioVectra related intangible assets of $218.3 million and $39.5 million, respectively. The BioVectra intangible asset is assumed to have a useful life of approximately 12 years. The fair value of the Synacthen and BioVectra intangible assets were determined using the income approach and the cash flows were discounted at a 16.0% and 10.0% rate, respectively.

g.
The following pro forma adjustments were made in the unaudited pro forma condensed combined balance sheet to reflect the impact of the acquisition-related financing transactions on other assets and liabilities. Anticipated impact of the following transactions on cash and cash equivalents is included within pro forma adjustment "a".

	Balance Sheet Line Item	Amount
Deferred financing costs	Other assets	$38.0
Senior notes	Long-term debt	900.0
Term loan facility	Current maturities of long-term debt	7.0
Term loan facility	Long-term debt	689.5
Accounts receivable securitization facility	Current maturities of long-term debt	150.0

h.
Reflects the Company's estimated fair value adjustment to Questcor's contingent consideration related to its January 2013 acquisition of BioVectra Inc. and Questcor's in-process research and development liability related to its June 2013 acquisition of the license to develop, market, manufacture, distribute, sell and commercialize Synacthen and Synacthen Depot for all uses in humans in the United States.

i.
Per the terms of the Questcor Merger Agreement, Questcor shareholders received 0.897 shares of the Company for each share of Questcor common stock owned. The Company issued approximately 55.494 million shares at $0.20 par value per share to satisfy this obligation. To estimate the impact of the issuance of ordinary shares and additional paid-in capital, the Company used the August 14, 2014 closing price of $70.88. In addition, the Company reserved for issuance or issued, as applicable, approximately 3.121 million shares through the conversion of Questcor options and restricted share awards to Mallinckrodt awards, the majority of which have a 13 month remaining vesting period. The purchase price includes $82.0 million related to the precombination service period associated with the converted awards.

j.	Questcor's historical equity accounts (the total of which is equal to its net book value) were eliminated as a result of the acquisition.

k.
Anticipated acquisition-related costs of $75.0 million are reflected as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet. The costs, which will be expensed as incurred, are expected to include investment banking fees, filing fees, legal fees, accounting fees and other costs directly related to the acquisition.